Exhibit 10.3

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) dated November 6, 2017, between THE COUNTY OF COOK, ILLINOIS (the “Issuer”), a home rule unit under Section 6(a) of Article VII of the 1970 Constitution of the State of Illinois, and NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the “Company”), amends the Loan Agreement dated as of October 1, 2010 (the “Loan Agreement”), between the Issuer and the Company.

PRELIMINARY STATEMENT:

Under the powers granted by Section 6(a) of Article VII of the 1970 Constitution of the State of Illinois, as supplemented by the Local Government Debt Reform Act, as amended and the other Omnibus Bond Acts, as amended, the Issuer obtained funds to loan to the Company pursuant to the Loan Agreement through the issuance and sale of its The County of Cook, Illinois Recovery Zone Facility Revenue Bonds (Navistar International Corporation Project) Series 2010 (the “Bonds”), in the aggregate principal amount of $90,000,000, under the Indenture of Trust dated as of October 1, 2010, as supplemented and amended by the First Supplemental Indenture of Trust dated August 1, 2016 (as supplemented and amended, the “Indenture”), between the Issuer and Citibank, N.A., as trustee (the “Trustee”).

The Company wishes to amend certain provisions of the Loan Agreement with the consent of the owners of not less than a majority in aggregate principal amount of the Bonds outstanding and has requested the Issuer to enter into this Amendment, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meanings as set forth in the Indenture.

2. AMENDMENTS TO LOAN AGREEMENT.

The Loan Agreement shall be amended as follows:

2.01.    Section 2.06 of the Loan Agreement shall be amended to include the following paragraph at the end of such Section:

Notwithstanding anything in the Loan Agreement to the contrary, the Company shall not, and shall not permit any of the other Pledgors to, subordinate in right of priority any Lien securing Indebtedness (other than the Bonds) or other obligations of the Company or any Pledgor (any such subordinated Lien, a “Subordinated Lien”) in any collateral that also secures the Bonds to the Lien securing the Credit Facilities in such collateral, unless such Subordinated Lien is also subordinate in right of priority to the Lien securing the Bonds in such collateral.

2.02.    Section 4.07(c) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(c)    Indebtedness of the Company or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (c) not to exceed the sum of (i) $1,700.0 million, (ii) the outstanding aggregate principal amount of the Bonds and the IFA Bonds and (iii) the aggregate principal amount of Indebtedness of the Company and any of its Restricted Subsidiaries that is secured by a Lien, if immediately after giving effect to the incurrence of such Indebtedness and receipt and application of the net proceeds thereof, the ratio of pro forma total secured Indebtedness of the Company or any Restricted Subsidiary to the Company’s “Adjusted EBITDA” (calculated on a consolidated basis and in a manner consistent with the Company’s Adjusted EBITDA as set forth in the Company’s most recent 10-K or 10-Q report) (the “Secured Indebtedness Leverage Ratio”), for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would not be greater than 4.0 to 1.0; provided that any such Indebtedness may not be incurred pursuant to this clause (iii) prior to 12 months after the date of execution of the Amendment;

2.03.    Section 4.07(n) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(n)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness to finance the payment, settlement, acceleration or extinguishment of all or any portion of the Company’s or any Restricted Subsidiary’s post-retirement benefits and related obligations (including, but not limited to, any obligation of the Company or any Restricted Subsidiary under that certain Amended and Restated Settlement Agreement and all exhibits thereto, dated March 30, 1993 and amended and restated as of June 30, 1993, in the class action of Shy et al. v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio));

2.04.    Section 4.07(r) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(r)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $125.0 million or (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

2.05.    Section 4.07(x) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(x)    Indebtedness that is subordinated in right of payment to the Senior Notes, the Bonds, the Cook County Bonds or the related Subsidiary Guarantees, as the case may be, not to exceed $300.0 million at any time outstanding;

2.06.    Section 4.07(aa) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(aa)    Indebtedness of the Company or any of its Restricted Subsidiaries not otherwise permitted to be incurred pursuant to clauses (a) through (z) of this Section 4.07, which, together with any other outstanding Indebtedness incurred pursuant to this clause (aa), has an aggregate principal amount not in excess of $225.0 million at any time outstanding;

2.07.    Section 4.07 of the Loan Agreement shall be amended by adding the following three paragraphs as the last three paragraphs of such Section:

In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility or enters into any commitment to incur or issue Indebtedness, the incurrence or issuance thereof for all purposes under this Loan Agreement, including without limitation for purposes of calculating the Consolidated Cash Flow Ratio or the Secured Indebtedness Leverage Ratio, as applicable, or availability of clauses (a) through (aa) of this Section for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, exercised when the revolving credit facility or increased commitment is entered into, either (i) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness and be considered outstanding for purposes of calculating such ratios and other provisions of this Loan Agreement, and, if the covenant with respect to Consolidated Cash Flow Ratio or Secured Indebtedness Leverage Ratio, as applicable, or other provision of this Loan Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the Consolidated Cash Flow Ratio or Secured Indebtedness Leverage Ratio, as applicable, or other provision of this Loan Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) or (ii) be determined on the date such amount is borrowed or reborrowed pursuant to any such facility or increased commitment.

Notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of the first paragraph of this covenant measured by reference to a maximum Secured Indebtedness Leverage Ratio at the time of incurrence, if such refinancing would cause the maximum Secured Indebtedness Leverage Ratio restriction to be exceeded if calculated based on the Secured Indebtedness Leverage Ratio on the date of such refinancing, as applicable, such Secured Indebtedness Leverage Ratio restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing.

Notwithstanding anything in the Loan Agreement to the contrary, if the Senior Notes include a covenant (a “More Favorable Covenant”) that, in the sole judgment of the Trustee or the holders of not less than a majority in aggregate principal amount of the Bonds, is more restrictive to the Company or otherwise more favorable to the holders of the Senior Notes than the covenants contained in any of Sections 4.07(n), (r), (x) and (aa) (each, an “Existing Covenant”), taking into account for these purposes the effect of any defined term used or referenced in any More Favorable Covenant or Existing Covenant, then, upon receipt by the Company of a notice to that effect from the Trustee, or a notice from such holders with a copy to the Trustee, this Loan Agreement shall, without any further action by any party, be deemed to be amended to either conform a corresponding Existing Covenant to such More Favorable Covenant or, if there is no corresponding Existing Covenant, to include such More Favorable Covenant in this Loan Agreement; provided that, with respect to the Existing Covenant contained in Section 4.07(n), the foregoing shall also apply if and to the extent that a More Favorable Covenant is contained in any Credit Facilities in effect from time to time. At the request of the Trustee or the holders of a majority of the aggregate principal amount of the Bonds, the Company shall execute and deliver a written document evidencing such deemed amendment to this Loan Agreement.

2.08.    Section 4.08(a)(iv)(3)(A) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(A)    50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2017 through the last day of the Company’s most recently ended fiscal quarter for which financial statements are available; plus

2.09.    Section 4.08(b)(xvi) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

(xvi)    if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xvi), does not exceed $225.0 million in aggregate since the date of execution of the Amendment plus, to the extent any Restricted Payment made pursuant to this clause (xvi) constitutes an Investment, the amount of all such Investments that are no longer outstanding.

2.10.    Section 12.07 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Loan Agreement shall be governed exclusively by and construed in accordance with the laws of the State without application of the conflicts of law provisions of any other state. With respect to any suit, action, or proceeding arising out of or relating to this Loan Agreement, and for recognition or enforcement of any judgment, each party hereto irrevocably and unconditionally submits, for itself and its property, to exclusive jurisdiction of the Circuit Court of Cook County and any State of Illinois appellate court thereof, and irrevocably waives any claim that such courts constitute an inconvenient forum.

3.	AMENDMENT EFFECTIVE DATE.

The amendments to the Loan Agreement set forth in Section 2 of this Amendment shall be effective as of the date (the “Amendment Effective Date”) of the execution and delivery of this Amendment by the Issuer and the Company and consent of the Trustee, but only if there shall have first been delivered to the Trustee (i) the required consents, in writing, of the Owners of at least a majority in aggregate principal amount of the Bonds then Outstanding and (ii) a Favorable Opinion of Bond Counsel, Opinion of Counsel and opinion of Counsel to the Company in accordance with Section 11.06 of the Original Indenture. This Amendment shall be dated the Amendment Effective Date.

4.	MISCELLANEOUS.

Except as specifically amended herein, the Loan Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in any note, document, agreement, letter, certificate, the Loan Agreement itself, or any communication issued or made subsequent to or with respect to the Loan Agreement, it being hereby agreed that any reference to the Loan Agreement shall be sufficient to refer to the Loan Agreement as hereby amended. In case any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.

This Amendment shall be governed exclusively by and construed in accordance with the laws of the State without application of the conflicts of law provisions of any other state.

This Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE COUNTY OF COOK, ILLINOIS

	By:	/s/ Ammar Rizki
Chief Financial Officer

ATTEST:

/s/ David Orr
County Clerk

NAVISTAR INTERNATIONAL CORPORATION

	By:	/s/ William V. McMenamin
Title: President, Financial Services and Treasurer

[Signature Page to First Amendment to Loan Agreement]

CONSENT OF THE TRUSTEE

Pursuant to Section 11.06 of the Indenture of Trust dated as of October 1, 2010, as supplemented and amended by the First Supplemental Indenture of Trust dated August 1, 2016, between The County of Cook, Illinois and Citibank N.A., as trustee (the “Trustee”), the Trustee hereby consents to the execution and delivery of this Amendment.

CITIBANK N.A., as Trustee

	By:	/s/ Camille Tomao
		Title:	Director

Date: November 6, 2017.